Exhibit 99.1

Virtusa Announces Third Quarter 2017 Consolidated Financial Results

•                  Third quarter fiscal 2017 revenue of $217.2 million, an increase of 3.4% sequentially and 44.2% year-over-year.

•                  Third quarter fiscal 2017 diluted EPS of $0.15 on a GAAP basis, and $0.37 on a Non-GAAP basis.

•                  $237.2 million of cash, cash equivalents, and short-term and long-term investments at the end of third quarter fiscal 2017.

Westborough, MA — (February 9, 2017) Virtusa Corporation (NASDAQ GS: VRTU), a global business consulting and IT outsourcing company that combines innovation, technology leadership and industry solutions to enhance business performance, accelerate time-to-market, increase productivity and improve customer experience, today reported consolidated financial results for the third quarter of fiscal 2017, ended December 31, 2016.

Third Quarter Fiscal 2017 Consolidated Financial Results

Revenue for the third quarter of fiscal 2017 was $217.2 million, an increase of 3.4% sequentially and 44.2% year-over-year.  On a constant currency basis, (1) third quarter revenue increased 4.2% sequentially and 48.6% year-over-year.

Virtusa reported GAAP income from operations of $6.5 million for the third quarter of fiscal 2017, compared to $3.5 million for the second quarter of fiscal 2017 and $14.1 million for the third quarter of fiscal 2016. Third quarter fiscal 2017 GAAP income from operations includes $1.9 million of restructuring charges related to certain cost savings initiatives.

On a GAAP basis, net income for the third quarter of fiscal 2017 was $4.4 million, or $0.15 per diluted share, compared to $3.2 million, or $0.11 per diluted share, for the second quarter of fiscal 2017, and $11.3 million, or $0.38 per diluted share, for the third quarter of fiscal 2016. Third quarter fiscal 2017 GAAP net income includes the impact of the aforementioned restructuring charges related to certain cost savings initiatives, net of tax.

Non GAAP Results:

Non-GAAP income from operations, which excludes stock-based compensation expense, restructuring charges and acquisition related charges, was $16.3 million for the third quarter of fiscal 2017, compared to $12.9 million for the second quarter of fiscal 2017, and compared to $20.7 million for the third quarter of fiscal 2016.

Non-GAAP net income, which excludes stock-based compensation expense, restructuring charges, acquisition related charges, and foreign currency transaction gains and losses, each net of tax, for the third quarter of fiscal 2017, was $11.0 million, or $0.37 per diluted share, compared to $8.4 million, or $0.27 per diluted share, for the second quarter of fiscal 2017, and compared to $15.9 million, or $0.54 per diluted share, for the third quarter of fiscal 2016.

Balance Sheet and Cash Flow

The Company ended the third quarter of fiscal 2017 with $237.2 million of cash, cash equivalents, and short-term and long-term investments (2).  Cash flow from operations was $13.5 million for the third quarter of fiscal 2017.

Management Commentary

Kris Canekeratne, Virtusa’s Chairman and CEO, stated, “We are pleased with our third quarter results. We see continuing client demand across our industry groups and geographies for our Digital Transformation and Innovation and Operational Excellence solutions. Our differentiated solution strategy and deep domain expertise are enabling us to win in the market, and position us well for sustained growth.”

Ranjan Kalia, Chief Financial Officer, said, “During the third quarter, we delivered solid revenue growth across all industry groups and geographies. We expect this trend will continue into the fourth quarter, leading to our fourth quarter sequential revenue growth guidance of 4% at the midpoint. In addition, our Q4 fiscal 2017 guidance calls for strong non-GAAP operating margin accretion driven by top-line growth and SG&A leverage. The midpoint of our fiscal 2017 non-GAAP EPS guidance is reduced by $0.04 primarily due to a change in our effective tax rate assumption.”

Financial Outlook

Virtusa management provided the following current financial guidance:

•                  Fourth quarter fiscal 2017 revenue is expected to be in the range of $224 to $229 million. GAAP diluted EPS is expected to be in the range of $0.31 to $0.35. Non-GAAP diluted EPS is expected to be in the range of $0.43 to $0.47.

•                  Fiscal year 2017 revenue is expected to be in the range of $856.8 to $861.8 million. GAAP diluted EPS is expected to be in the range of $0.36 to $0.40. Non-GAAP diluted EPS is expected to be in the range of $1.24 to $1.28.

•                  Virtusa anticipates a restructuring charge in the fourth quarter fiscal 2017 of approximately $0.8 million related to certain cost savings initiatives. This charge will not impact reported non-GAAP EPS.

The Company’s fourth quarter and fiscal year 2017 diluted EPS estimates are based on average share counts of approximately 30.4 million and 30.2 million, respectively, (assuming no further exercises of stock-based awards) and assumes a stock price of $25.57, which was derived from the average closing price of the Company’s stock over the five trading days ended on February 6, 2017.  Deviations from this stock price may cause actual diluted EPS to vary based on share dilution from Virtusa’s stock options and stock appreciation rights.

Conference Call and Webcast

Virtusa will host a conference call today, February 9, 2017 at 8:00 a.m. Eastern Time to discuss the Company’s third quarter fiscal 2017 financial results, current financial guidance, and other corporate developments. To access this call, please dial 888-487-0346 (domestic) or 719-325-2108 (international). The passcode is 4170077. A replay of this conference call will be available through February 16, 2017 at 844-512-2921 (domestic) or 412-317-6671 (international).  The replay passcode is 4170077.  A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.virtusa.com), and a replay will be archived on the website as well.

About Virtusa

Virtusa provides end-to-end information technology (IT) services to Global 2000 companies. These services, which include IT consulting, application maintenance, development, systems integration and managed services, leverage a unique Platforming methodology that transforms clients’ businesses through IT rationalization. Virtusa helps customers accelerate business outcomes by consolidating, rationalizing, and modernizing their core customer-facing processes into one or more core systems.

Virtusa delivers cost-effective solutions through a global delivery model, applying advanced methods such as Agile and Accelerated Solution Design to ensure that its solutions meet the clients’ requirements. As a result, its clients simultaneously reduce their IT operations cost while increasing their ability to meet changing business needs.

On March 3, 2016, Virtusa, through its India subsidiary, acquired an aggregate of approximately 51.7% of the fully diluted outstanding shares of Polaris Consulting & Services, Ltd., from founding shareholders, promoters, and certain other minority stockholders. In April 2016, Virtusa purchased an additional 26% of the fully diluted outstanding shares of Polaris from the company’s public shareholders in a mandatory open offer. In December 2016, to comply with applicable India rules on takeovers, Virtusa sold 3.71% of its shares of Polaris common stock through a public offering, and its ownership interest decreased from 78.6% to 74.9% of Polaris’ basic shares of common stock outstanding. Polaris is a majority owned subsidiary of Virtusa.

Founded in 1996 and headquartered in Massachusetts, Virtusa has operations in North America, Europe, and Asia.

© 2011 - 2017 Virtusa Corporation.  All rights reserved.

Virtusa, Accelerating Business Outcomes, BPM Test Drive and Productization are registered trademarks of Virtusa Corporation. All other company and brand names may be trademarks or service marks of their respective holders.

Non-GAAP Financial Information

This press release includes certain Non-GAAP financial measures as defined by Regulation G by the Securities and Exchange Commission. These Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures should be read in conjunction with Virtusa’s financial statements prepared in accordance with GAAP.

Virtusa believes the following financial measures will provide additional insights to measure the operational performance of the business.

•                  Virtusa presents constant currency revenue growth rates to provide insights into, and a framework for assessing, how Virtusa’s revenue performed excluding the effect of foreign currency rate fluctuations (see footnote 1).

•                  Virtusa presents a reconciliation of its cash, cash equivalents, short term and long term investments which Virtusa believes provides insight into its cash position and overall liquidity (see footnote 2).

•                  Virtusa also presents the following consolidated statement of income measures that exclude acquisition-related charges, restructuring charges, stock-based compensation expense and foreign currency transaction gains and losses to provide further insights into the comparison of Virtusa’s operating results among the periods:

•                  Non-GAAP income from operations: income from operations, as reported on Virtusa’s consolidated statements of income, excluding stock-based compensation expense, acquisition-related charges, and restructuring charges.

•                  Non-GAAP operating margin: Non-GAAP income from operations as a percentage of reported revenues.

•                  Non-GAAP net income: net income, as reported on Virtusa’s consolidated statements of income, excluding the tax adjusted impact of the following, stock-based compensation, acquisition-related charges, restructuring charges, and foreign currency transaction gains and losses.

•                  Non-GAAP diluted earnings per share: diluted earnings per share, as reported on Virtusa’s consolidated statements of income, excluding tax adjusted per share impact of the following, stock-based compensation, acquisition-related charges, restructuring charges, and foreign currency transaction gains and losses.

The following table presents a reconciliation of each Non-GAAP financial measure to the most comparable GAAP measure:

	(in thousands, except per share amounts)
	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
GAAP income from operations	$6,458	$14,134	$8,147	$39,800
Add: Stock-based compensation expense	4,748	3,683	17,023	10,317
Add: acquisition-related charges and restructuring charges(a)	5,116	2,926	11,787	7,614
Non-GAAP income from operations	$16,322	$20,743	$36,957	$57,731

GAAP operating margin	3.0%	9.4%	1.3%	9.3%
Effect of above adjustments to income from operations	4.5%	4.4%	4.6%	4.2%
Non-GAAP operating margin	7.5%	13.8%	5.9%	13.5%

GAAP net income	$4,435	$11,313	$1,393	$32,512
Add: Stock-based compensation expense	4,748	3,683	17,023	10,317
Add: acquisition-related charges and restructuring charges(a)	5,116	2,926	11,787	7,614
Add: Foreign currency transaction (gains) losses(b)	1,252	(201)	2,802	(395)
Tax adjustments(c)	(4,198)	(1,816)	(7,397)	(4,777)
Noncontrolling interest, net of taxes (d)	(319)	—	(875)	—
Non-GAAP net income	$11,034	$15,905	$24,733	$45,271

GAAP diluted earnings per share	$0.15	$0.38	$0.05	$1.08
Effect of stock-based compensation expense	0.07	0.09	0.41	0.25
Effect of acquisition-related charges and restructuring charges(a)	0.10	0.07	0.28	0.18
Effect of foreign currency transaction (gains) losses(b)	0.06	—	0.11	(0.01)
Effect of noncontrolling interest (d)	(0.01)	—	(0.03)	—
Non-GAAP diluted earnings per share (e)	$0.37	$0.54	$0.82	$1.50

(a) Acquisition-related charges include, when applicable, amortization of purchased intangibles, external deal costs, acquisition-related retention bonuses, changes in the fair value of contingent consideration liabilities, charges for impairment of acquired intangible assets and other acquisition-related costs including integration expenses consisting of outside professional and consulting services and direct and incremental travel costs.  Restructuring charges include one-time termination benefits, as well as certain professional fees related to the restructuring.

(b) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes.

(c) Tax adjustments reflect the tax effect of the non-GAAP adjustments using the non-GAAP effective statutory tax rate for the respective periods.

(d) Noncontrolling interest represents the minority shareholders interest of Polaris

(e) Non-GAAP diluted earnings per share is subject to rounding

Footnotes

(1) To determine sequential revenue change in constant currency for the Company’s third quarter of fiscal 2017, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the three months ended September 30, 2016, rather than the actual exchange rate in effect for the three months ended December 31, 2016.  To determine year-over-year revenue change in constant currency for the Company’s third quarter of fiscal 2017, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the three months ended December 31, 2015, rather than the actual exchange rate in effect for the three months ended December 31, 2016. The average exchange rates for the three months ended December 31, 2015, September 30, 2016, and December 31, 2016 are presented in the following table:

Average U.S. Dollar Exchange Rate

	For the Three Months Ended
	December 31, 2015	September 30, 2016	December 31, 2016
GBP	1.51	1.31	1.24
Euro	1.10	1.12	1.08
SEK	8.50	9.28	9.11

(2) The Company considers the measure of cash, cash equivalents, short-term and long-term investments to be an important indicator of the Company’s overall liquidity. All of the Company’s investments are classified as available-for-sale, including the Company’s long-term investments which consist of fixed income securities, including government agency bonds and municipal and corporate bonds, which meet the credit rating and diversification requirements of the Company’s investment policy as approved by the Company’s audit committee and board of directors.

(3) On March 3, 2016 Virtusa acquired a majority interest in Polaris. In accordance with US GAAP, Polaris financial results for the quarter ending December 31, 2016 and assets and liabilities as of that date have been consolidated in full into Virtusa’s financial statements.  Profit attributable to minority shareholders (Non-controlling Interest) in the Consolidated Statements of Income was $1.1 million, while net assets attributable to ownership in Polaris by minority shareholders (Non-controlling Interest) in our Consolidated Balance Sheets was $82.7 million at December 31, 2016.

(4) The impact of the Polaris transaction on GAAP EPS includes Virtusa’s controlling interest in earnings per share for Polaris, interest on debt, Polaris acquisition related charges, lost interest income on cash used to fund the acquisition, the foreign exchange translation gain or loss relating to the funding of the Polaris acquisition and related tax effects.  The impact of the Polaris transaction on Non-GAAP EPS includes Virtusa’s controlling interest in earnings per share for Polaris, interest on debt, lost interest income on cash used to fund the acquisition and related tax effects, but excludes the effect of acquisition related charges, amortization of Polaris intangibles, the foreign exchange translation gain or loss relating to the funding of the Polaris acquisition and Polaris stock-compensation cost.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding, Virtusa’s expectations concerning management’s forecast of financial performance, the growth of our business and management’s plans, objectives, and strategies. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “see,” “seeks,” “estimates,” “will,” “should,” “may,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation:  Virtusa’s failure to realize the intended benefits of the Polaris acquisition, including the inability to integrate Virtusa’s and Polaris’ business and operations or the inability to realize the anticipated synergies and revenues or growth rates in the expected amounts or within the anticipated time frames or cost expectations or at all; the possibility that Virtusa’s current or future estimated combined or standalone guidance may differ materially from expectations; the ability of Virtusa to manage an Indian public company; Virtusa incurring unexpected costs or liabilities in connection with the Polaris acquisition; unanticipated acquisition related costs and negative effects on Virtusa’s reported results of operations from acquisition related charges; increase in client or employee attrition due to the Polaris acquisition;  inability of Virtusa to service the $200 million term loan incurred by Virtusa to acquire Polaris or to maintain compliance with certain financial covenants under the loan facility; Virtusa’s ability to integrate the operations of, and achieve expected synergies and operating efficiencies in connection with, other previously acquired businesses; unanticipated acquisition related costs and negative effects on Virtusa’s reported results of operations from previous acquisitions; Virtusa’s dependence on a limited number of clients as well as clients located principally in the United States and United Kingdom and in concentrated industries; currency exchange rate fluctuations of the Indian and Sri Lankan rupee, the U.S. dollar, the U.K pound sterling, the Swedish krona, and the euro; the international nature of our business; restrictions on immigration or changes in immigration laws; Virtusa’s ability to hire and retain enough sufficiently trained IT professionals to support its operations; Virtusa’s ability to expand its business or effectively manage growth; Virtusa’s ability to sustain profitability or maintain profitable engagements; increasing competition in the IT services outsourcing industry; Virtusa’s ability to attract and retain clients and meet their expectations; quarterly fluctuations in Virtusa’s earnings; client terminations or contracting delays, or delays in revenue recognition in any reporting period; Virtusa’s ability to successfully manage its billing and utilization rates and its targeted on-site to offshore delivery mix; technological innovation; Virtusa’s ability to effectively manage its facility, infrastructure and capacity needs; regulatory, legislative and judicial developments in Virtusa’s operations areas and Virtusa’s ability to comply with changing or complex laws and maintain effective internal controls to ensure ongoing compliance; the loss of any key member of Virtusa’s senior management team, political or economic instability in India or Sri Lanka; any reduction or withdrawal of tax benefits provided to Virtusa by the governments of India and Sri Lanka, or new legislation by such governments which could be harmful to Virtusa; wage inflation and increases in government mandated benefits in India and Sri Lanka; telecommunications or technology disruptions; worldwide economic and business conditions; and the volatility of the market price of Virtusa’s common stock. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in Virtusa’s public filings with the Securities and Exchange Commission, including Virtusa’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

Virtusa Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2016	March 31, 2016
Assets:
Cash and cash equivalents	$133,878	$148,986
Short-term investments	80,731	53,917
Accounts receivable, net	117,926	138,530
Unbilled accounts receivable	71,127	58,063
Prepaid expenses	32,576	12,094
Restricted cash	220	93,921
Other current assets	24,392	23,268
Total current assets	460,850	528,779

Property and equipment, net	114,569	116,282
Investments accounted for using equity method	1,671	2,869
Long-term investments	22,547	28,817
Deferred income taxes	19,636	15,890
Goodwill	204,762	200,424
Intangible assets, net	59,110	66,846
Other long-term assets	9,365	20,105
Total assets	$892,510	$980,012

Liabilities:
Accounts payable	$30,701	$27,452
Accrued employee compensation and benefits	41,260	53,897
Deferred revenue	10,872	5,971
Accrued expenses and other	26,971	42,763
Current portion of long-term debt	8,870	8,881
Income taxes payable	2,880	2,300
Total current liabilities	121,554	141,264
Deferred income taxes	25,215	16,121
Long-term debt, less current portion	178,939	185,633
Long-term liabilities	8,791	9,039
Total liabilities	334,499	352,057

Virtusa stockholders equity	475,333	475,013
Noncontrolling interest	82,678	152,942
Stockholders equity	558,011	627,955
Total liabilities and stockholders’ equity	$892,510	$980,012

Virtusa Corporation and Subsidiaries

 Consolidated Statements of Income

(In thousands except share and per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Revenue	$217,209	$150,603	$632,769	$428,449
Costs of revenue	154,847	96,908	460,776	277,770
Gross profit	62,362	53,695	171,993	150,679
Total operating expenses	55,904	39,561	163,846	110,879

Income from operations	6,458	14,134	8,147	39,800

Other income (expense):
Interest income (expense)	(899)	1,319	(2,607)	4,246
Foreign currency transaction (losses) gains	(1,252)	201	(2,802)	395
Other, net	(180)	133	371	232
Total other income (expense)	(2,331)	1,653	(5,038)	4,873

Income before income tax expense	4,127	15,787	3,109	44,673
Income tax expense (benefit)	(1,414)	4,474	(1,378)	12,161
Total net income	5,541	11,313	4,487	32,512
Less: Noncontrolling interest, net of tax	1,106	—	3,094	—
Net income attributable to Virtusa common stockholders	4,435	$11,313	$1,393	$32,512

Basic earnings per share	$0.15	$0.39	$0.05	$1.11
Diluted earnings per share	$0.15	$0.38	$0.05	$1.08
Weighted average number of common shares outstanding
Basic	29,704,526	29,287,968	29,602,331	29,191,578
Diluted	30,151,590	30,064,943	30,129,378	30,002,680

Virtusa Corporation and Subsidiaries

Consolidated Statement of Cash Flows

(In thousands, unaudited)

	Nine Months Ended
	December 31,
	2016	2015
Cash flows from by operating activities:
Net income	$4,487	$32,512
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,185	11,862
Share-based compensation expense	17,023	10,317
Provision for doubtful accounts, net	702	204
(Gain)/loss on disposal of property and equipment	(388)	4
Foreign currency losses (gains) , net	2,802	(395)
Amortization of discounts and premiums on investments, net	807	535
Amortization of debt issuance cost	847	—
Deferred income taxes, net	454	—
Excess tax benefits from stock option exercises	593	(2,886)
Net changes in operating assets and liabilities:
Accounts receivable and unbilled receivable	(3,669)	(10,095)
Prepaid expenses and other current assets	(4,422)	(4,806)
Other long-term assets	10,753	(135)
Accounts payable	7,356	1,836
Accrued employee compensation and benefits	(15,907)	(2,190)
Accrued expenses and other current liabilities	1,033	1,738
Income taxes payable	(14,593)	2,154
Other long-term liabilities	(5,459)	233
Net cash provided by operating activities	21,604	40,888
Cash flows from investing activities:
Proceeds from sale of property and equipment	2,536	13
Purchase of short-term investments	(100,131)	(29,261)
Proceeds from sale or maturity of short-term investments	99,888	68,311
Purchase of long-term investments	(28,984)	(22,215)
Proceeds from sale or maturity of long-term investments	7,116	9,200
Decrease (Increase) in restricted cash	92,651	(23,748)
Business acquisition, net of cash acquired	(3,460)	(37,167)
Purchase of property and equipment	(10,947)	(10,314)
Net cash provided by (used in) investing activities	58,669	(45,181)
Cash flows from financing activities:
Proceeds from exercise of common stock options	816	1,087
Proceeds from exercise of subsidiary stock options	357	—
Payment of debt	(7,500)	—
Payment of contingent consideration related to acquisition	(830)	(352)
Acquisition of noncontrolling interest	(89,147)	—
Payment of other noncontrolling interest	(50)	—
Proceeds from subsidiary stock sale	7,236	—
Principal payments on capital lease obligation	(118)	(87)
Excess tax benefits from stock option exercises	(593)	2,886
Net cash (used in) provided by financing activities	(89,829)	3,534
Effect of exchange rate changes on cash and cash equivalents	(5,552)	(4,301)
Net decrease in cash and cash equivalents	(15,108)	(5,060)
Cash and cash equivalents, beginning of period	148,986	124,802
Cash and cash equivalents, end of period	$133,878	$119,742

Supplemental Non-GAAP Financial Information as of December 31, 2016 and 2015

Reconciliation to total cash and cash equivalents, short-term investments and long-term investments:

Cash and cash equivalents, end of period	$133,878	$119,742

Short-term investments	80,731	59,374
Long-term investments	22,547	22,080
Total short-term and long-term investments, end of period	103,278	81,454

Total cash and cash equivalents, short-term investments and long-term investments	$237,156	$201,196

Virtusa Corporation and Subsidiaries

Reconciliation of Non-GAAP Guidance**

	Three months ending		Fiscal Year ending
	March 31, 2017		March 31, 2017
	Low	High	Low	High

GAAP diluted earnings per share	$0.31	$0.35	$0.36	$0.40

Effect of stock-cased compensation expense	0.07	0.07	0.47	0.47
Effect of acquisition related charges	0.06	0.06	0.34	0.34
Effect of foreign currency transaction (gains) losses	0.00	0.00	0.11	0.11
Effect of noncontrolling interest	(0.01)	(0.01)	(0.04)	(0.04)
Non-GAAP diluted earnings per share	$0.43	$0.47	$1.24	$1.28

Weighted average diluted shares outstanding	30.4	30.4	30.2	30.2

** EPS impact is subject to rounding.

Media Contact:

Greenough

Amy Legere, (617) 275-6517

alegere@greenough.biz

Investor Contact:

ICR

William Maina, 646-277-1236

william.maina@icrinc.com